EXHIBIT 3.10

ARTICLES OF AMENDMENT TO THE CHARTER OF

MILLER ENERGY RESOURCES, INC.

In accordance with Sections 48-20-102 and 48-20-106 of the Tennessee Business Corporation Act (“TBCA”), the undersigned corporation adopts the following Articles of Amendment (the “Articles of Amendment”) to its Charter (the “Charter”):

1.

The name of this corporation is Miller Energy Resources, Inc.

2.

Article Six of the Charter is hereby amended, pursuant to the authority granted to the Board of Directors of this corporation by Section 6(c) of the Charter, by (i) deleting the existing subsection (d) of Article Six of the Charter, relating to the designation of issuance of the Corporation’s “Series A Redeemable Preferred Stock,” none of which are outstanding (having all been redeemed), and no more of which will be issued in the future, and (ii) replacing it with the following, which subsection (d) which states the number, designation, relative rights, preferences and limitations of a new series of preferred stock as fixed by the Board of Directors and shall read in its entirety as follows:

(d)

Series B Redeemable Preferred Stock.

(i)

Designation and Amount.  The shares of such series shall be designated as “Series B Redeemable Preferred Stock” (the “Series B Preferred Stock”) and the number of shares constituting the Series B Preferred Stock shall be 300,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding.

(ii)

Stated Value.  The stated value of the Series B Preferred Stock shall be $100.00 per share.

(iii)

Dividends.  Subject to the Corporation’s ability to pay dividends pursuant to the provisions of Section 48-16-401 of the TBCA, the holders of the shares of Series B Preferred Stock (each, a "Holder" and collectively, the "Holders") shall be entitled to receive dividends ("Dividends") at the rate of 12% per annum payable on the Stated Value of such preferred share.  So long as, (A) such payment of Dividends is made during a Capital Covenant Compliance Period (as defined under the Loan Agreement of the Corporation, dated as of June 29, 2012 (as amended, restated or otherwise modified from time to time, the “Senior Loan Agreement”), between the Corporation, as Borrower and Apollo Investment Corporation, as Administrative Agent and sole initial Lender, (B) immediately after giving effect to such payment of Dividends, the Corporation is in pro forma compliance with the Capital Covenants (as defined in the Senior Loan Agreement), and (C) immediately prior to and after giving effect to such payment of Dividends, no Default or Event of Default (as each such term is defined in the Senior Loan Agreement) shall have occurred and be continuing (the foregoing clauses (A), (B) and (C) being collectively referred to herein as the “Financing Condition”), the Dividends shall be payable in cash on a semi-annual basis, in arrears, each March 1 and September 1 (each, a "Dividend Date"), with the first Dividend being payable on March 1, 2013.  In the event the Financing Condition is not satisfied, or the Corporation shall fail to make the necessary payment of Dividends for any other reason, such Dividends shall be cumulative.  Dividends on the shares of Series B Preferred Stock shall commence accruing on the initial issuance date of such shares (the “Issuance Date”) and shall be computed on the basis of a 365-day year and actual days elapsed.

(v)

Conversion.  The shares of Series B Preferred Stock are not convertible into or exchangeable for any other security of the Corporation.

(vi)

Redemption.

(A)

Commencing immediately upon issuance, all or any of the shares of Series B Preferred Stock are redeemable at any time at the sole option of the Corporation (subject to subparagraph (B) below) upon notice to the Holder (the “Redemption Notice”) at a redemption price per share (the “Redemption Price”) as follows:

(1)

If the Redemption Notice is given on or prior to the first anniversary of the issuance date of the shares of Series B Preferred Stock, the Redemption Price shall be 103% of the Stated Value per share plus any accrued but unpaid dividends; or

(2)

If the Redemption Notice is given after the first anniversary of the issuance date of the shares of Series B Preferred Stock but on or prior to the second anniversary thereof, the Redemption Price shall be 106% of the Stated Value per share plus any accrued but unpaid dividends; or

(3)

If the Redemption Notice is given after the second anniversary of the issuance date of the shares of Series B Preferred Stock but on or prior to the third anniversary thereof, the Redemption Price shall be 109% of the Stated Value per share plus any accrued but unpaid dividends; or

(4)

If the Redemption Notice is given after the third anniversary of the issuance date of the shares of Series B Preferred Stock but on or prior to the fourth anniversary thereof, the Redemption Price shall be 112% of the Stated Value per share plus any accrued but unpaid dividends; or

(5)

If the Redemption Notice is given after the fourth anniversary of the issuance date of the shares of Series B Preferred Stock, the Redemption Price shall be 115% of the Stated Value per share plus any accrued but unpaid dividends; or

(6)

If the Series B Preferred Stock has not been redeemed prior to the fifth (5th) anniversary of the date of its issuance, then it shall be redeemed on the later of (i) such fifth (5th) anniversary and (ii) 30 days after the date on which Security Termination (as defined in the Senior Loan Agreement) under the Company’s Senior Loan Agreement occurs (a “Repayment Event”), in each case with a Redemption Price equal to 115% of the Stated Value per share plus any accrued but unpaid dividends.

(B)

The Company will not, in any event, redeem the Series B Preferred Stock prior to the occurrence of the Repayment Event.

(C)

Payment in full of the Redemption Price shall be payable in cash to the Holder immediately upon surrender of the certificates representing the shares so redeemed.

(D)

In the event any shares of Series B Preferred Stock shall be redeemed pursuant to this section, the shares so redeemed shall automatically be cancelled and returned to the status of authorized but unissued shares of preferred stock.

(vii)

Voting Rights.  The shares of Series B Preferred Stock shall have no voting rights except as may be specifically provided for in the TBCA, except that the affirmative vote of at least a majority of the Series B Preferred Stock, voting as a class, shall be required to authorize, effect or validate the creation and issuance of any class or series of stock ranking equal to or senior to the shares of the Series B Preferred Stock with respect to the declaration and payment of dividends or distribution of assets on liquidation, dissolution or winding-up (provided, however, that another class or series of stock shall not be deemed to be senior to the Series B Preferred Stock solely on account of the fact that cash dividends may be payable with respect thereto on different dates or more frequent intervals than it is to holders of the Series B Preferred Stock, so long as no payments of Dividends on the Series B Preferred Stock remain unpaid or are in arrears).  No such vote is required if, prior to the time such class is issued, provision is made for the redemption of all shares of the Series B Preferred Stock and such shares of the Series B Preferred Stock are redeemed on or prior to the date of issuance of such class.

(viii)

Liquidation, Dissolution, Winding-Up.  In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of the Series B Preferred Stock then outstanding shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its shareholders, an amount equal to the Stated Value per share.

(ix)

Rank.  The shares of Series B Preferred Stock shall rank, with respect to the payment of dividends and distribution of assets, senior to any other series of preferred stock of the Corporation.